Exhibit I

NOTICE OF FULFILMENT OF CONDITION
UNDER SECTION 630(4)

TO:    WMC Resources Ltd (“WMC”)
           (ABN 76 004 184 598)

In relation to the bidder’s statement dated 16 December 2004 (“Bidder’s Statement”) by Xstrata Capital Holdings Pty Limited (a subsidiary of Xstrata plc) (“Xstrata Capital”), Xstrata Capital gives notice that the conditions set out in subparagraphs (e)(i) and (e)(ii) of Appendix 2 of the Bidder’s Statement (relating to compliance with the Hart-Scott-Rodino Antitrust Improvements Act (US)) have been fulfilled and, accordingly, the offer made by Xstrata Capital under the Bidder’s Statement and any takeover contract arising from acceptance of the offer are now free of those conditions.

Dated:     7 January 2005

/s/ Jason Watts Jason Watts Attorney for Benny Levene Director Xstrata Capital Holdings Pty Limited